Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
MIAMI, February 3, 2010 — Ryder System, Inc. (NYSE: R)
RYDER REPORTS FOURTH QUARTER AND FULL YEAR 2009
RESULTS AND PROVIDES 2010 FORECAST
•	Q4 Continuing Operations EPS of $0.43 vs. $0.91 in 2008

•	Q4 Comparable Continuing Operations EPS of $0.41 vs. $1.10 in 2008

•	Q4 Total Revenue 7% Lower; Operating Revenue Declines 6%

•	Full Year Continuing Operations EPS of $1.62 vs. $4.52 in 2008

•	Full Year Comparable Continuing Operations EPS of $1.70 vs. $4.68 in 2008

•	Full Year Total Revenue Decreases 19%; Operating Revenue Declines 11%

•	Full Year Operating Cash Flow Totals $1 Billion; Free Cash Flow Totals $630 Million

•	2010 Comparable EPS Forecast of $1.80 to $1.95 vs. $1.70 in 2009
     Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations for the three-month period ended December 31, 2009 were $0.43, compared with $0.91 in the year-earlier period. Earnings from continuing operations for the fourth quarter of 2009 were $23.7 million, compared with $50.5 million in the year-earlier period. EPS and earnings from continuing operations in the current period included a net benefit of $0.02 and $1.5 million, respectively, related to changes in Canadian income tax laws, partially offset by restructuring and other items. EPS and earnings from continuing operations in the year-earlier period included a net charge of $0.19 and $11.1 million, respectively, related to restructuring and other items, partially offset by the reversal of contingent income tax accruals. Excluding these items, comparable EPS from continuing operations for the fourth quarter of 2009 were $0.41, down 63% from $1.10 in the year-earlier period, and comparable earnings from continuing operations of $22.2 million for the fourth quarter of 2009 were down 64% from $61.6 million in the year-earlier period. Results reflect significantly lower pre-tax earnings in the Fleet Management Solutions (FMS) business segment. The decline was driven by decreased global results in full service lease, higher pension expense, reduced commercial rental performance, and lower results from used vehicle sales operations. Higher pension expense reduced EPS by $0.18, primarily impacting the FMS business segment. To a lesser extent, Company earnings in Supply Chain Solutions (SCS) and Dedicated Contract Carriage (DCC) were impacted by higher self-insurance costs.
     The Company previously announced a plan to discontinue SCS operations in South America and Europe. During the third quarter of 2009, the Company ceased customer operations in all South American markets and part of Europe. During the fourth quarter of 2009, the Company ceased SCS customer operations in all of Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. EPS from discontinued operations totaled losses of $0.28 in the fourth quarter of 2009 compared with losses of $0.72 in same period of the prior year. Results from discontinued operations for 2009 included accumulated foreign currency translation losses of $14.2 million ($14.2 million after tax or $0.26 per diluted share) associated with the liquidation of investments in certain discontinued operations.
     Net earnings per diluted share (including discontinued operations) for the three-month period ended December 31, 2009 were $0.15 versus $0.19 in the year-earlier period. Net earnings for the fourth quarter of 2009 were $8.2 million versus $10.6 million in the year-earlier period.
     Total revenue from continuing operations for the fourth quarter of 2009 was $1.25 billion, down 7% from $1.34 billion in the same period in the prior year. Total revenue comparisons were adversely impacted by lower fuel volumes, partially offset by favorable foreign exchange rate movements. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) from continuing operations was $1.02 billion, down 6% compared with $1.09 billion in the year-earlier period. Operating revenue comparisons included a favorable fourth quarter 2009 foreign exchange impact of 1%. FMS business segment total revenue decreased 8% due primarily to lower fuel services revenue. FMS operating revenue decreased 5% due to lower revenue in full service lease and commercial rental, partially offset by favorable foreign exchange rate movements. Full service lease revenue was negatively impacted by customer fleet downsizing. SCS business segment total revenue from continuing operations decreased 5% and operating revenue decreased 9% due to lower automotive volumes, partially offset by favorable foreign exchange rate movements. DCC business segment total revenue decreased 6% and operating revenue decreased 8% due to the non-renewal of customer contracts and reduced freight volumes.
     Commenting on the Company’s performance, Ryder Chairman and CEO Greg Swienton said, “We continued to manage the business effectively through the challenges of the prolonged multi-year freight recession which extended through the fourth quarter. Fleet Management Solutions customers continued to cope with reduced freight activity by downsizing their fleets, primarily at the end of their contractual term. There were a number of areas that showed some positive improvement. Lease miles per vehicle continued to stabilize and we continued to maintain pricing levels on new lease sales in line with return targets. While rental demand remained soft, utilization improved due to our fleet right-sizing actions. Used vehicle sales inventories were reduced from third quarter levels and are in line with our targets. Used vehicle pricing was lower, although more stable in the second half of the year. As expected, Supply Chain Solutions automotive volumes were lower compared with the prior year. Additionally, we incurred shutdown costs from the termination of certain automotive operations. In line with our previously announced strategic actions, we also successfully completed all of our plans to disengage from underperforming Supply Chain Solutions operations in South America and Europe. For the full year, we leveraged our improved processes and business model to deliver record free cash flow of $630 million. Our solid balance sheet also enabled us to repurchase 2.7 million shares and make a substantial voluntary pension contribution of more than $100 million, while maintaining a very strong liquidity position.”
Full Year 2009 Operating Results
     Total revenue from continuing operations for the full year 2009 was $4.89 billion, down 19% from $6.0 billion in the same period of 2008. Operating revenue from continuing operations for the full year 2009 was $4.06 billion, down 11% from $4.59 billion in 2008.
     Ryder’s 2009 earnings from continuing operations were $90.1 million, compared with $257.6 million in the year-earlier period. EPS from continuing operations were $1.62 for 2009, versus $4.52 for the same period of 2008. Comparable 2009 earnings from continuing operations were $94.6 million, down from $267.1 million in the same period of 2008. Comparable EPS from continuing operations of $1.70, declined from $4.68 in the year-earlier period. Comparable earnings and EPS from continuing operations excluded restructuring and other items, and certain tax benefits in both 2009 and 2008.
     Ryder’s 2009 net earnings (including loss from discontinued operations) were $61.9 million, compared with $199.9 million in the year-earlier period. EPS were $1.11 for 2009, compared with $3.50 for the same period of 2008. Net earnings included the impact of discontinued SCS operations in South America and Europe.
     Operating cash flow from continuing operations for the full year 2009 was $1 billion, down 20% from $1.25 billion in the comparable period of 2008, due to lower cash-based earnings and voluntary pension contributions. Free cash flow from continuing operations in 2009 was $629.7 million, up 85% from $341.0 million in the same period of 2008, primarily due to lower net cash paid for capital expenditures.
Fourth Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT) from continuing operations, allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the fourth quarter of 2009 was $900.2 million, down 8% compared with $977.1 million in the year-earlier period. Fuel services revenue in the fourth quarter of 2009 decreased 16%, compared with the same period in 2008 due primarily to reduced gallons pumped at Ryder’s fuel service centers and, to a lesser extent, lower fuel prices. Operating revenue (revenue excluding fuel) in the fourth quarter of 2009 was $699.5 million, down 5% compared with $737.5 million in the year-earlier period. FMS total revenue and operating revenue included a favorable foreign exchange impact of 1% and 2%, respectively. Contractual revenue, which includes full service lease and contract maintenance, decreased 2% in the fourth quarter of 2009 because of customer fleet downsizing, partially offset by favorable foreign exchange rate movements. Commercial rental revenue decreased 14%

reflecting weak global market demand and lower pricing. However, as a result of the Company’s actions to align the fleet size and mix with market demand, rental fleet utilization in the fourth quarter of 2009 improved over the prior-year period for the first time in 2009.
     The FMS business segment’s NBT was $31.9 million in the fourth quarter of 2009, down 63% from $86.1 million in the same period of 2008. NBT results were related primarily to lower global full service lease results, higher pension expense, a decline in global commercial rental demand and lower used vehicle sales results. These items were partially offset by cost reduction initiatives, including workforce reductions implemented in early 2009. Full service lease results were adversely impacted by the protracted length and severity of the current freight recession, which has resulted in reduced customer demand for new leases, downsizing of customer fleets, and lower fuel gallons sold. Lease mileage comparisons showed sequential improvement compared with the third quarter 2009 and continued to improve throughout the fourth quarter. Pension expense significantly increased in 2009 primarily because of poor performance in the overall stock market in 2008. Commercial rental results were impacted by weak global demand, which drove lower fleet levels and reduced pricing. Used vehicle sales results were also impacted by weak market demand which drove lower pricing, as well as higher average quarterly inventory levels compared with the prior-year period. However, the Company’s year end used vehicle inventory levels were 10% below the prior year. Business segment NBT as a percentage of operating revenue was 4.6% in the fourth quarter of 2009, down 710 basis points compared with 11.7% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, fourth quarter 2009 total revenue was $302.1 million, down 5% from $319.0 million in the comparable period in 2008. Fourth quarter 2009 operating revenue (revenue excluding subcontracted transportation) was $247.6 million, down 9%

compared with $271.1 million in the comparable period a year ago. Both total revenue and operating revenue declined primarily due to lower automotive and other freight volumes, partially offset by favorable foreign exchange rate movements.
     The SCS business segment’s NBT was $11.7 million in the fourth quarter of 2009, down 31% from $17.1 million in the same quarter of 2008. Business segment earnings were impacted by $4 million of higher self-insurance costs, compared with favorable claims experience in the prior year. Business segment earnings were also impacted by costs of $2 million related to the termination of certain North American automotive operations. Fourth quarter 2009 NBT for the business segment as a percentage of operating revenue was 4.7%, down 160 basis points compared with 6.3% in the same quarter of 2008.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, fourth quarter 2009 total revenue was $119.3 million, down 6% compared with $126.2 million in the fourth quarter of 2008. Operating revenue (revenue excluding subcontracted transportation) in the fourth quarter of 2009 was $113.4 million, down 8% from $123.6 million in the year-earlier period. Total revenue and operating revenue decreased due to the non-renewal of customer contracts and reduced freight volumes.
     The DCC business segment’s NBT in the fourth quarter of 2009 was $6.9 million, down 46% compared with $12.7 million in the fourth quarter of 2008. Business segment earnings were impacted by higher self-insurance costs of $3 million, compared with favorable claims experience in the prior year. Business segment earnings were also impacted by the decline in revenue. Business segment NBT as a percentage of operating revenue was 6.1% in the fourth quarter of 2009, down 420 basis points from 10.3% in the year-earlier period.

Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the fourth quarter of 2009, CSS costs were $45.5 million, compared with $45.6 million in the year-earlier period. Although CSS spending was lower across all functional areas, these reductions were offset by professional fees associated with cost-savings initiatives.
Restructuring and Other Items
     Pre-tax restructuring and other items from continuing operations in the fourth quarter of 2009 totaled $2.7 million (also $2.7 million after tax), or $0.05 per diluted share. This consisted principally of an impairment charge related to an international supply chain facility which is expected to be sold in the first quarter of 2010.
     Pre-tax restructuring and other items from continuing operations in the fourth quarter of 2008 totaled $23.1 million ($19.1 million after tax), or $0.33 per diluted share. The Company recognized a pre-tax restructuring charge of $11.2 million ($7.2 million after tax) associated with a workforce reduction of approximately 700 positions implemented in early 2009. In 2008, the Company also recognized a non-cash, pre-tax impairment charge of $11.9 million (also $11.9 million after tax), related to the write-down of goodwill associated with the European FMS business segment and other long-term international assets.
Income Taxes
     The Company’s effective income tax rate from continuing operations for the fourth quarter of 2009 was 25.6% of related pre-tax earnings, compared with 33.0% in the year-earlier period. The current period income tax rate reflects an income tax benefit of $4.1 million (12.9% of pre-tax earnings), or $0.07 per diluted share, from the impact of income tax rate changes in Ontario, Canada. In the fourth quarter of 2008, the Company recognized an income tax benefit of $7.9 million (10.5% of pre-tax earnings), or $0.14 per diluted share, associated with the reversal of reserves for uncertain tax positions primarily as a result of expiring statutes of limitation.

Discontinued Operations
     The Company previously announced a plan to discontinue SCS operations in South America and Europe. During the third quarter of 2009, the Company ceased customer operations in all South American markets and part of Europe. During the fourth quarter of 2009, the Company ceased SCS customer operations in all of Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. Pre-tax losses from discontinued operations totaled $15.2 million ($15.4 million after tax or $0.28 per diluted share) for the three months ended December 31, 2009, compared with a loss of $42.2 million ($39.8 million after tax or $0.72 per diluted share) in the year-earlier period. Results of discontinued operations for 2009 included accumulated foreign currency translation losses of $14.2 million ($14.2 million after tax or $0.26 per diluted share) associated with the liquidation of investments in certain discontinued operations.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures from continuing operations were $611.4 million for 2009, reduced from $1.27 billion in the same period of 2008. The decrease in capital expenditures reflects reduced full service lease vehicle spending due to lower new and replacement sales in the current global economic environment, as well as increased use of lease term extensions and used vehicle redeployments. Additionally, the decrease reflects planned minimal spending on transactional commercial rental vehicles. Net capital expenditures (including proceeds from the sale of assets) were $395.8 million for 2009, down 61% from $1 billion in the same period of 2008.

Cash Flow
     Operating cash flow from continuing operations in 2009 was $1 billion, down 20% from $1.25 billion in the same period of 2008, primarily due to lower cash-based earnings and voluntary pension contributions. Total cash generated (including proceeds from used vehicle sales) from continuing operations in 2009, was $1.28 billion, down 18% from $1.57 billion in the same period of 2008. Free cash flow from continuing operations in 2009 was $629.7 million, up 85% from $341.0 million in the same period of 2008, primarily due to lower net cash paid for capital expenditures, partially offset by lower cash-based earnings and voluntary pension contributions.
     As previously announced, in the fourth quarter of 2009, the Company resumed two existing share repurchase programs, both of which expired in December 2009. Under these programs, the Company repurchased and retired 2.7 million shares in the fourth quarter of 2009 at an aggregate cost of $116.3 million.
Leverage
     Balance sheet debt as of December 31, 2009 decreased by $365.1 million compared with year-end 2008, due primarily to the utilization of free cash flow to repay debt. The leverage ratio for balance sheet debt as of December 31, 2009 was 175%, compared with 213% at year-end 2008. Total obligations to equity as of December 31, 2009 were 183%, down from 225% at year end 2008.
2010 Forecast
     Ryder forecasts full year 2010 earnings to be in the range of $1.80 to $1.95 per diluted share. Full year comparable EPS were $1.70 in 2009. The anticipated EPS growth is expected from improved commercial rental performance, productivity initiatives, better used vehicle sales operations, stronger SCS results, lower annual pension expense and the benefit of 2009 stock repurchases. These items are partially offset by significantly reduced full service lease results, increased vehicle depreciation expense resulting from residual value changes, and some currently intended compensation restoration. The Company is also establishing a comparable EPS forecast of $0.17 to $0.22 for the first quarter of 2010, compared with $0.30 in the same period of 2009. These expected results reflect the impact of lower full service lease fleet levels because of customer fleet downsizings in the prior year, partially offset by improved commercial rental performance, better used vehicle sales operations, and stronger SCS results.
     Total revenue for the full-year 2010 is forecast to be approximately $4.9 billion which is flat compared with 2009. Operating revenue for the full year 2010 is forecast to be $4.0 billion compared with $4.1 billion in 2009. In FMS, core contractual leasing and maintenance revenue is expected to decline 4%, or down 5% excluding foreign exchange, reflecting the cumulative effect of customer fleet downsizing. Commercial rental revenue is forecast to grow by 9%, driven by moderately higher demand, somewhat higher pricing, and improved utilization. Total SCS revenue is forecast to decrease by 2%. SCS operating revenue is anticipated to decrease by 3%, or 6% excluding the impacts of foreign exchange and fuel, reflecting the impact of non-renewed contracts. Total DCC revenue is expected to be unchanged. DCC operating revenue is expected to decrease by 1%.
     Commenting on the Company’s outlook, Mr. Swienton said, “We expect 2010 economic conditions to be fairly stable, with some modest improvement in the second half of the year. Headwinds that Ryder faces in 2010 include the cumulative negative impact of full service lease customer fleet downsizing decisions over the past year, as well as added vehicle depreciation expense. To help mitigate these negative factors, we are implementing productivity initiatives and other process enhancements. Ryder enters 2010 properly situated for marketplace demand, with both rental and used vehicle sales fleets at appropriate levels. As a result of these fleet right-sizing actions, we expect improved returns in both the commercial rental and used vehicle sales product lines of our Fleet Management Solutions business. Despite the moderate economic outlook, we expect to deliver improved returns in our Supply Chain Solutions business, resulting from recovering automotive volumes, new initiatives and strategic decisions undertaken in 2009. Based on our strong and stable cash flow and liquidity levels, we plan to make investments this year to strengthen our long-term market position. These include the refreshment of our rental fleet, which is likely to be an important resource for customers as the economy improves, as well as the implementation of new technologies.”
     The Company anticipates 2010 capital expenditures to be approximately $1.1 billion, including an estimated $270 million to refresh the commercial rental fleet. Net capital expenditures (including proceeds from sale of assets) are expected to be approximately $900 million. Cash from operations is forecast to again be $1 billion with total cash generated of approximately $1.3 billion and free cash flow of $250 million in 2010. Total obligations to equity are forecast to decline from 183% at year-end 2009 to approximately 160% at year-end 2010.
About Ryder
Ryder provides leading-edge transportation, logistics, and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 399th on the FORTUNE 500®. For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, further deterioration in economic conditions and freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, continued decline in economic and market conditions affecting lease sales, the commercial rental market or the sale of used vehicles, customer acceptance or competition, customer retention levels, unexpected volume declines, automotive plant shutdowns and shift eliminations, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, unfavorable market conditions affecting the timing and impact of share repurchases, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, further decline in pension plan returns, changes in obligations relating to multi-employers plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, February 3, 2010, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH1200770 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-397-5654 (outside U.S. dial 1-203-369-3144), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2009 and 2008
(In millions, except per share amounts)

	Three Months		Year Ended
	2009	2008	2009	2008
Revenue	$1,247.0	1,337.2	$4,887.2	5,999.0

Operating expense	576.4	595.0	2,229.5	2,959.5
Salaries and employee-related costs	315.1	330.4	1,233.2	1,345.2
Subcontracted transportation	60.3	49.9	198.9	233.1
Depreciation expense	215.8	211.2	881.2	836.1
Gains on vehicle sales, net	(3.2)	(6.0)	(12.3)	(39.0)
Equipment rental	17.3	19.4	65.8	78.3
Interest expense	33.9	40.3	144.3	152.4
Miscellaneous (income) expense, net	(0.5)	0.2	(3.7)	2.6
Restructuring and other charges, net	0.1	21.5	6.4	21.5

	1,215.2	1,261.9	4,743.5	5,589.8

Earnings from continuing operations before income taxes	31.8	75.3	143.8	409.3
Provision for income taxes	(8.1)	(24.9)	(53.7)	(151.7)

Earnings from continuing operations	23.7	50.5	90.1	257.6
Loss from discontinued operations, net of tax	(15.4)	(39.8)	(28.3)	(57.7)

Net earnings	$8.2	10.6	$61.9	199.9

Earnings per common share — Diluted
Continuing operations	$0.43	0.91	$1.62	4.52
Discontinued operations	(0.28)	(0.72)	(0.51)	(1.01)

Net earnings	$0.15	0.19	$1.11	3.50

Weighted-average shares outstanding — Diluted	54.2	55.2	55.1	56.5

Memo:
Comparable earnings per share from continuing operations:

EPS from Continuing Operations	$0.43	0.91	$1.62	4.52
International Asset Impairment	0.05	0.03	0.12	0.03
Tax Law Changes	(0.07)	—	(0.07)	(0.03)
Reversal of Tax Reserves	—	(0.14)	(0.04)	(0.14)
Restructuring Charges	—	0.30	0.07	0.30

Comparable EPS from continuing operations	$0.41	1.10	$1.70	4.68

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	December 31,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$98.5	$120.3
Other current assets	781.8	837.3
Revenue earning equipment, net	4,178.7	4,565.2
Operating property and equipment, net	543.9	546.8
Other assets	657.1	619.9

	$6,260.0	$6,689.5

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$232.6	$384.3
Other current liabilities	617.7	727.0
Long-term debt	2,265.1	2,478.5
Other non-current liabilities (including deferred income taxes)	1,717.5	1,754.6
Shareholders’ equity	1,427.1	1,345.1

	$6,260.0	$6,689.5

SELECTED KEY RATIOS AND METRICS

	December 31,	December 31,
	2009	2008
Debt to equity	175%	213%
Total obligations to equity *	183%	225%

	Year Ended December 31,
	2009	2008
Cash provided by operating activities from continuing operations	$1,000.6	$1,248.2
Free cash flow*	629.7	341.0
Capital expenditures paid	652.0	1,230.4

	Twelve months ended December 31,
	2009	2008
Return on average shareholders’ equity	4.4%	11.2%
Return on average assets	1.0%	2.9%
Adjusted average return on capital *	4.1%	7.3%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2009 and 2008
(Dollars in millions)

	Three Months			Year Ended
	2009	2008	B(W)	2009	2008	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$493.4	505.3	(2)%	$1,989.7	2,041.5	(3)%
Contract maintenance	41.1	42.2	(3)%	167.2	168.2	(1)%

Contractual revenue	534.6	547.5	(2)%	2,156.9	2,209.7	(2)%
Contract-related maintenance	37.4	43.7	(14)%	163.3	193.9	(16)%
Commercial rental	111.0	128.7	(14)%	431.1	557.5	(23)%
Other	16.5	17.6	(6)%	66.5	77.9	(15)%
Fuel	200.8	239.6	(16)%	750.1	1,415.3	(47)%

Total Fleet Management Solutions	900.2	977.1	(8)%	3,567.8	4,454.3	(20)%
Supply Chain Solutions	302.1	319.0	(5)%	1,139.9	1,429.6	(20)%
Dedicated Contract Carriage	119.3	126.2	(6)%	471.0	547.8	(14)%
Eliminations	(74.6)	(85.2)	12%	(291.4)	(432.6)	33%

Total revenue	$1,247.0	1,337.2	(7)%	$4,887.2	5,999.0	(19)%

Operating Revenue: *
Fleet Management Solutions	$699.5	737.5	(5)%	$2,817.7	3,038.9	(7)%
Supply Chain Solutions	247.6	271.1	(9)%	955.4	1,207.5	(21)%
Dedicated Contract Carriage	113.4	123.6	(8)%	456.6	536.8	(15)%
Eliminations	(40.7)	(44.9)	9%	(167.2)	(193.1)	13%

Total operating revenue	$1,019.8	1,087.3	(6)%	$4,062.5	4,590.1	(11)%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$31.9	86.1	(63)%	$140.4	395.9	(65)%
Supply Chain Solutions	11.7	17.1	(31)%	35.7	57.0	(37)%
Dedicated Contract Carriage	6.9	12.7	(46)%	37.6	49.6	(24)%
Eliminations	(4.9)	(8.4)	42%	(21.1)	(31.8)	34%

	45.7	107.5	(57)%	192.7	470.7	(59)%
Unallocated Central Support Services	(11.2)	(9.0)	(24)%	(35.8)	(38.3)	6%

Earnings from continuing operations before restructuring and other items and income taxes	34.5	98.5	(65)%	156.9	432.4	(64)%
Restructuring and other charges, net and other items	(2.7)	(23.1)	NM	(13.1)	(23.1)	NM

Earnings from continuing operations before income taxes	31.8	75.3	(58)%	143.8	409.3	(65)%
Provision for income taxes	(8.1)	(24.9)	67%	(53.7)	(151.7)	65%

Earnings from continuing operations	$23.7	50.5	(53)%	$90.1	257.6	(65)%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2009 and 2008
(Dollars in millions)

	Three Months			Year Ended
	2009	2008	B(W)	2009	2008	B(W)
Fleet Management Solutions

Total revenue	$900.2	977.1	(8%)	$3,567.8	4,454.3	(20%)
Fuel revenue	(200.8)	(239.6)	(16%)	(750.1)	(1,415.3)	(47%)

Operating revenue *	$699.5	737.5	(5%)	$2,817.7	3,038.9	(7%)

Segment earnings before income taxes	$31.9	86.1	(63%)	$140.4	395.9	(65%)

Earnings before income taxes as % of total revenue	3.5%	8.8%		3.9%	8.9%

Earnings before income taxes as % of operating revenue *	4.6%	11.7%		5.0%	13.0%

Supply Chain Solutions

Total Revenue	$302.1	319.0	(5%)	$1,139.9	1,429.6	(20%)
Subcontracted transportation	(54.5)	(48.0)	14%	(184.5)	(222.1)	(17%)

Operating revenue *	$247.6	271.1	(9%)	$955.4	1,207.5	(21%)

Segment earnings before income taxes	$11.7	17.1	(31%)	$35.7	57.0	(37%)

Earnings before income taxes as % of total revenue	3.9%	5.4%		3.1%	4.0%

Earnings before income taxes as % of operating revenue *	4.7%	6.3%		3.7%	4.7%

Memo: Fuel costs	$21.9	21.6	(1%)	$64.9	136.4	52%

Dedicated Contract Carriage

Total revenue	$119.3	126.2	(6%)	$471.0	547.8	(14%)
Subcontracted transportation	(5.8)	(2.6)	123%	(14.4)	(11.0)	31%

Operating revenue *	$113.4	123.6	(8%)	$456.6	536.8	(15%)

Segment earnings before income taxes	$6.9	12.7	(46%)	$37.6	49.6	(24%)

Earnings before income taxes as % of total revenue	5.8%	10.1%		8.0%	9.1%

Earnings before income taxes as % of operating revenue *	6.1%	10.3%		8.2%	9.2%

Memo: Fuel costs	$18.6	22.4	17%	$69.9	123.0	43%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months		Year Ended
	2009	2008	2009	2008
Total revenue	$1,247.0	1,337.2	$4,887.2	5,999.0
Fuel services and subcontracted transportation revenue	(261.1)	(290.2)	(949.0)	(1,648.4)
Fuel eliminations	33.9	40.3	124.2	239.5

Operating revenue *	$1,019.8	1,087.3	$4,062.5	4,590.1

DEBT TO EQUITY RECONCILIATION

	December 31,		December 31,
	2009	% to Equity	2008	% to Equity
On-balance sheet debt	$2,497.7	175%	$2,862.8	213%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	118.8		163.0

Total obligations *	$2,616.5	183%	$3,025.8	225%

CASH FLOW RECONCILIATION

	Year Ended ended December 31,
	2009	2008
Net cash provided by operating activities from continuing operations	$1,000.6	1,248.2
Proceeds from sales (primarily revenue earning equipment)	215.6	261.7
Collections on direct finance leases	65.2	61.1
Other, net	0.2	0.4

Total cash generated *	1,281.6	1,571.4
Capital expenditures	(652.0)	(1,230.4)

Free cash flow *	$629.7	341.0

RETURN ON CAPITAL RECONCILIATION

	Year ended December 31,
	2009	2008
Net earnings (12-month rolling period)	$61.9	199.9
+ Restructuring and other items	29.9	70.4
+ Income taxes	53.7	150.1

Adjusted earnings before income taxes	145.5	420.4
+ Adjusted interest expense (b)	150.0	165.0
- Adjusted income taxes	(121.8)	(230.5)

= Adjusted net earnings for ROC (numerator)	$173.7	354.9

Average total debt	$2,691.6	2,881.9
Average off-balance sheet debt	141.6	170.7
Average shareholders’ equity	1,395.6	1,778.5
Adjustment to equity (c)	15.7	9.6

Adjusted average total capital (denominator)	$4,244.5	4,840.7

Adjusted average ROC *	4.1%	7.3%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure

Note:	Amounts may not be additive due to rounding.

Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
EARNINGS / EPS RECONCILIATION

	Three Months			Year Ended
	2009			2009
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,247.0	—	1,247.0	$4,887.2	—	4,887.2

Operating expense	576.4		576.4	2,229.5		2,229.5
Salaries and employee-related costs	315.1		315.1	1,233.2		1,233.2
Subcontracted transportation	60.3		60.3	198.9		198.9
Depreciation expense (a)	215.8	(2.4)	213.4	881.2	(6.7)	874.5
Gains on vehicle sales, net	(3.2)		(3.2)	(12.3)		(12.3)
Equipment rental	17.3		17.3	65.8		65.8
Interest expense	33.9		33.9	144.3		144.3
Miscellaneous income, net	(0.5)		(0.5)	(3.7)		(3.7)
Restructuring and other charges, net (b)	0.1	(0.3)	(0.2)	6.4	(6.4)	—

	1,215.2	(2.7)	1,212.5	4,743.5	(13.1)	4,730.4

Earnings from continuing operations before income taxes	31.8	2.7	34.5	143.8	13.1	156.9
Provision for income taxes (c)	(8.1)	(4.2)	1,742.3	(53.7)	(8.5)	(62.2)

Earnings from continuing operations	$23.7	(1.5)	22.2	$90.1	4.5	94.6

Tax Rate from Continuing Operations	25.6%		35.5%	37.3%		39.7%

Earnings per common share — Diluted:

Continuing Operations	$0.43	(0.02)	0.41	$1.62	0.08	1.70

	Three Months			Year Ended
	2008			2008
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,337.2	—	1,337.2	$5,999.0	—	5,999.0

Operating expense	595.0		595.0	2,959.5		2,959.5
Salaries and employee-related costs	330.4		330.4	1,345.2		1,345.2
Subcontracted transportation	49.9		49.9	233.1		233.1
Depreciation expense (a)	211.2	(1.6)	209.6	836.1	(1.6)	834.5
Gains on vehicle sales, net	(6.0)		(6.0)	(39.0)		(39.0)
Equipment rental	19.4		19.4	78.3		78.3
Interest expense	40.3		40.3	152.4		152.4
Miscellaneous expense, net	0.2		0.2	2.6		2.6
Restructuring and other charges, net (b)	21.5	(21.5)	—	21.5	(21.5)	—

	1,261.9	(23.1)	1,238.8	5,589.8	(23.1)	5,566.7

Earnings before income taxes	75.3	23.1	98.4	409.3	23.1	432.4
Provision for income taxes (c)	(24.9)	(11.9)	(36.8)	(151.7)	(13.6)	(165.3)

Earnings from continuing operations	$50.5	11.1	61.6	$257.6	9.5	267.1

Tax Rate from Continuing Operations	33.0%		37.4%	37.1%		38.2%

Earnings per common share — Diluted:

Continuing Operations	$0.91	0.19	1.10	$4.52	0.16	4.68

Notes regarding adjustments:

(a)	International asset impairment charge.

(b)	Restructuring charges for workforce reductions, early debt retirement costs, and goodwill impairment charges.

(c)	Tax benefits related to tax law changes, reversal of tax reserves, and restructuring and other items.

Note: Amounts may not be additive due to rounding.